Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THRESHOLD PHARMACEUTICALS, INC.

The undersigned, Dr. Harold E. Selick, hereby certifies that:

1. He is the Chief Executive Officer of Threshold Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”).

2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 17, 2001.

3. Article Fourth, Paragraph A of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 152,000,000, consisting of 150,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) and 2,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

4. This Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the provisions of the Corporation’s Amended and Restated Certificate of Incorporation and with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation at Redwood City, California on May 25, 2010.

/s/ Harold E. Selick
Harold E. Selick, Ph.D. Chief Executive Officer